                                                                  (312) 621-1496
December ___, 1996




National Securities Corporation
 As Representative of the
 several Underwriters
c/o National Securities Corporation
875 North Michigan Avenue, Suite 1560
Chicago, IL 60611

Ladies and Gentlemen:

     We are counsel for Fundex Games, Ltd. (the "Company") and have represented the Company in connection with the sale to you and the other Underwriters named in Schedule A (the "Underwriters") to that certain Underwriting Agreement dated December ___, 1996 between the Company and you, as representative of such Underwriters, of an aggregate of 1,000,000 shares of the Company's common stock, $0.001 par value (the "Common Stock") and 1,000,000 Redeemable Common Stock Purchase Warrants, and up to an additional 150,000 shares of Common Stock and up to 150,000 Redeemable Common Stock Purchase Warrants pursuant to an
overallotment option.   The Company is also issuing to you 100,000 warrants
(the "Representative Warrants").  All of the shares of Common Stock to be issued pursuant to the Underwriting Agreement are referred to as the "Shares." All of the Securities to be issued pursuant to the Underwriting Agreement are
referred to as the "Securities."   Capitalized terms used herein and not
otherwise defined herein have the meanings ascribed thereto in the Underwriting Agreement.

     As counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Articles of Incorporation, as amended; (b) the By-Laws of the Company, as amended; (c) various corporate records and proceedings relating to the organization of the

National Securities Corporation
 As Representative of the
 several Underwriters
December ___, 1996
Page 2

Company and the issuance of the Shares; and (d) a specimen certificate representing the Shares.

     Based on the foregoing, we are of the opinion that the Shares and Securities will, when delivered and sold in accordance with the Underwriting Agreement, be duly authorized and validly issued and be fully-paid and non-assessable. We are furnishing this opinion solely for the benefit of the Company. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

     We consent to the use of this opinion as an Exhibit to the Registration Statement, and we consent to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

     We express no opinion as to any laws other than the laws of the State of Nevada and, to the extent applicable, of the United States.

     This opinion is (a) limited to matters stated herein and no opinion may be inferred beyond the matters expressly stated, (b) given as of the date hereof and with the express understanding that we have no obligation to advise you or any of your successors or assigns of changes in law or fact subsequent to the date hereof, even though such changes may affect the opinions expressed herein, and (c) rendered to you solely in connection with the subject transaction and may not be relied upon by you or any other person for any other purpose.

                                     Very truly yours

                                     MUCH SHELIST FREED DENENBERG
                                     AMENT BELL & RUBENSTEIN, P.C.

                                     By:
                                        ---------------------------
                                          Steven Schwartz

SS:rl